SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 10, 2006

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5560 Tennyson Parkway

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Approval of Replacement Options.

On August 10, 2006, the Board of Directors of LCI Holding Company, Inc. (“LCI”), our parent company, approved the cancellation of option agreements (“Original Agreements”) with respect to options previously issued to certain of our employees (including executive officers) pursuant to LCI’s 2005 Equity Incentive Plan and the issuance of replacement option agreements (“Replacement Agreements”) containing the same terms as the Original Agreements with the exception of the purchase price for the shares of Common Stock of LCI covered by the Original Agreements. The purchase price was $10.00 per share under the Original Agreements and will be $6.00 per share under the Replacement Agreements. Replacement Agreements will be issued to the following executive officers with respect to the specified number of shares: W. Earl Reed, III, Chairman of the Board and Chief Executive Officer – 160,000 shares; Bryan D. Burklow, Executive Vice President – Chief Operating Officer – 80,000 shares; Jill L. Force – Executive Vice President – General Counsel – 75,000 shares; and Chris A. Walker, Senior Vice President – Chief Accounting Officer and Treasurer – 24,000 shares.

Establishment of Director Compensation.

On August 28, 2006, the Board of Directors of LCI approved annual compensation for outside directors. Each outside director will receive compensation in the amount of $60,000 per year, payable in quarterly installments of $15,000 (“Director Fee”). The Director Fee will be paid in the form of cash or shares of LCI’s Common Stock at the discretion of the director. In addition, the directors will be able to defer the receipt of Director Fees pursuant to a deferred compensation plan to be established by LCI. The Board of Directors also approved the issuance of 10,000 shares of LCI’s Common Stock to Wayne T. Smith, an outside director who became a member of the Board of Directors in August 2005, as compensation for his service for the previous year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ W. Earl Reed, III
Name:	W. Earl Reed, III
Title:	President and Chief Executive Officer

Date: September 1, 2006